Statement Regarding Computation of Earnings Per Share

                                              Three Months     Three Months
                                             Ended 12/31/96   Ended 12/31/95
                                             ------------     --------------
Net earnings                                 $  372,530       $  372,530

Weighted average shares outstanding           1,655,445        1,655,445
Earnings per common share                    $     0.23       $     0.23
                                             ==========       ==========


Assumed average shares for stock options         77,605           77,605

Assumed purchase of shares using treasury
method for primary earnings per share
Stock Options at 2.08 /ave price                 25,827           25,827
                                             ----------       ----------

Additional number of shares assumed issued       51,778           51,778

Common and common equivalent shares out-
  standing for primary earnings per share     1,707,223        1,707,223

Primary earnings per share                   $     0.22       $     0.22
                                             ==========       ==========

Assumed purchase of shares using treasury
method for fully diluted earnings per share
Stock Options at 2.08 /ending price              25,321           25,321
                                             ----------       ----------

Additional number of shares assumed issued       52,284           52,284

Common and common equivalent shares out-
  standing for fully diluted earnings
  per share                                   1,707,729        1,707,729

Fully diluted earnings per common share      $     0.22       $     0.22

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